Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2022 relating to the financial statements of Smartsheet Inc. and the effectiveness of Smartsheet Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Smartsheet Inc. for the year ended January 31, 2022.
/s/ Deloitte & Touche LLP
Portland, Oregon
March 25, 2022